Exhibit 99.1
News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com

Email:	don.washington@enproindustries.com
EnPro Industries Announces Closing of PSI Transaction
CHARLOTTE, N.C., February 14, 2011 — EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, announced today that it has closed the acquisition of the business of Pipeline Seal and Insulator, Inc. (PSI) and its affiliates.
EnPro announced an agreement to acquire PSI and its affiliates on January 31, 2011. PSI, which primarily serves the global oil and gas industry and water and wastewater infrastructure markets, will be included in EnPro’s Garlock family of companies. The transaction was consummated by a number of domestic and international EnPro subsidiaries not involved in Garlock Sealing Technologies, LLC’s asbestos claims resolution process.
About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.